WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




DATA STATED IN MILLIONS                                                         Exhibit (27)


                 ARMOR ALL PRODUCTS CORPORATION
       VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION
                          JUNE 30, 1994


                                                                     First           First
                                                                    Quarter         Quarter
REGULATION NUMBER     STATEMENT CAPTION                              FY95            FY94
- - -----------------     ----------------------------------------     ---------       ---------
5-02(1)               Cash and cash items                          $   53.4        $   55.0
5-02(2)               Marketable securities
5-02(3)(a)(1)         Accounts receivable - trade
5-02(3)(b)(1)         Notes receivable trade
5-02(4)               Allowance for doubtful accounts
5-02(5)               Unearned income
5-02(6)(a)(1)         Finished goods
5-02(9)               Total current assets                            102.2            96.1
5-02(18)              Total assets                                    154.2           142.8
5-02(21)              Total current liabilities                        34.1            33.0
5-02(22)              Bonds mortgages & similar debt
5-02(23)              Indebtedness to related parties
5-02(24)              Other liabilities
5-02(28)              Preferred stock - mandatory redemption
5-02(29)              Preferred stock-no mandatory redemption
5-02(30)              Common stock                                      0.2             0.2
5-02(31)(a)(1)        Additional paid in capital                       58.4            57.5
5-02(31)(a)(2)        Additional capital other                         (0.7)           (0.4)
5-02(31)(1)(3)(i)     Retained earnings - appropriated
5-02(31)(1)(3)(ii)    Retained earnings - unappropriated               61.4            51.4
5-03(b)(1)(a)         Net sales tangible products                      56.6            47.7
5-03(b)(1)(b)         Operating revenues utilities & others
5-03(b)(1)(c)         Income from rentals
5-03(b)(1)(d)         Revenues from services
5-03(b)(1)(e)         Other revenues
5-03(b)(2)(a)         Cost of tangible goods sold
5-03(b)(2)(b)         Operating expenses utilities and others
5-03(b)(2)(c)         Cost of income from rentals
5-03(b)(2)(d)         Cost of services
5-03(b)(2)(e)         Cost of other revenues
5-03(b)(8)            Interest & amortization of debt discount
5-03(b)(10)           Income before taxes and other items              11.1             9.3
5-03(b)(11)           Income tax expense                                4.7             3.9
5-03(b)(14)           Income/loss from continuing operations
5-03(b)(15)           Discontinued operations
5-03(b)(17)           Extraordinary items
5-03(b)(18)           Cumulative effect-chngs in acctg. prin.
5-03(b)(19)           Net income or loss                                6.4             5.5


